Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about August 8, 2014, pertaining to the AOL Inc. 2010 Stock Incentive Plan of our reports dated February 19, 2014, with respect to the consolidated financial statements of AOL Inc. and the effectiveness of internal control over financial reporting of AOL Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

August 6, 2014